Exhibit 10.2

SECURITY AGREEMENT

This SECURITY AGREEMENT, dated as of the 18th day of June, 2003, made by Photogen Technologies, Inc., a Nevada corporation (the “Grantor”), in favor of Xmark Fund, L.P., a Delaware limited partnership, and Xmark Fund, Ltd., a Cayman Islands corporation (the “Secured Parties”).

WITNESSETH

WHEREAS, the Grantor and the Secured Parties have entered into a Going Forward Agreement, dated as of May 2, 2003 (the “Going Forward Agreement”).

WHEREAS, the Grantor and Alliance Pharmaceutical Corp., a New York corporation (“Alliance”), are entering into an Asset Purchase Agreement, dated as of June 10, 2003 (the “Asset Purchase Agreement”), pursuant to which, as of the date of the closing of the transactions contemplated therein (the “Closing Date”), Alliance shall sell, transfer and assign its property and assets relating to the Product (as defined below).

WHEREAS, the Grantor has agreed to grant to the Secured Parties a security interest in certain of its property and assets relating to the Product as of the Closing Date to secure the performance of the obligations of the Grantor under the Going Forward Agreement; and

WHEREAS, the Grantor is contemporaneously entering into a Patent and Trademark Security Agreement with the Secured Parties.

NOW, THEREFORE, in consideration of the premises set forth above the Grantor hereby agrees with the Secured Parties as follows:

TERMS

1.                                       Defined Terms.  The terms set forth below have the following meanings:

“Accounts” shall have the meaning assigned to such term under the Code.

“Chattel Paper” shall have the meaning assigned to such term under the Code.

“Code” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Documents” shall have the meaning assigned to such term under the Code.

“Event of Default” means:

1.                                       the failure by the Grantor to perform in any material respect any obligation of the Grantor under this Security Agreement as and when required by this Security Agreement; or

2.                                       any representation or warranty made by the Grantor pursuant to this Security Agreement is untrue in any material respect when made; or

3.                                       the failure by the Grantor to perform in any material respect any obligation of the Grantor under the Patent and Trademark Security Agreement as and when required by the Patent and Trademark Security Agreement; or

4.                                       any representation or warranty made by the Grantor pursuant to the Patent and Trademark Security Agreement is untrue in any material respect when made; or

5.                                       the security interests granted herein and pursuant to the Patent and Trademark Security Agreement do not constitute for any reason a first priority perfected security interest in the Collateral covered thereby (other than as a result of a failure to make the filings specified in Schedule II of this Security Agreement and Exhibits C, D and E of the Patent and Trademark Security Agreement); or

6.                                       the Grantor shall file a petition under bankruptcy, insolvency or debtor’s relief law or make an assignment for the benefit of its creditors; or

7.                                       a court of competent jurisdiction enters an order or decree under any federal or state bankruptcy law that (X) is for relief against the Grantor in an involuntary case brought with respect to the Grantor in such court, (Y) appoints a custodian, receiver or other similar official for all or substantially all the Grantor’s property or (Z) orders the liquidation of the Grantor, and the order or decree remains unstayed and in effect for 60 days; or

8.                                       any representation or warranty made by the Grantor pursuant to the Going Forward Agreement is untrue in any material respect when made;

9.                                       failure of the Grantor to pay any Obligation when due or to perform in any material respect any other obligation of the Grantor under the Going Forward Agreement as and when required by the Going Forward Agreement; or

10.                                 the loss or suspension of the Food and Drug Administration approval relating to the Product;

11.                                 the Grantor shall fail to pay when due (after the expiration of any cure period provided by agreements governing the obligation) any principal of, premium or interest on or any amount payable in respect of any borrowed money indebtedness or

12.                                 the failure by the Grantor to perform in any material respect any obligation of the Grantor under those certain secured promissory notes made by the Grantor in favor of the Secured Parties of even date herewith (the “Notes”).

“General Intangibles” shall have the meaning assigned to such term under the Code.

“Instrument” shall have the meaning assigned to such term under the Code.

“Inventory” shall have the meaning assigned to such term under the Code, and in any event, including all inventory, merchandise, goods and other personal property that are held by or on behalf of a person for sale or lease or to be furnished under a contract of service or which give rise to any Account, including returned goods.

“Investment Property” shall have the meaning assigned to such term under the Code.

“Lease” shall mean the lease, between Equity Office Properties Trust, as successor in interest to WHAMC Real Estate Limited Partnership, and Alliance, dated November 7, 1997, for the property located at 6175 Lusk Boulevard, San Diego, California 92121, as assigned to, and assumed by, the Grantor as of the Closing Date.

“License Agreement” shall mean the amended and restated License Agreement, dated February 22, 2002, between Schering Aktiengesellschaft (“Schering”) and Alliance, as amended and assigned to, and assumed by, the Grantor pursuant to the terms and conditions of the Amendment and Assumption Agreement, dated of June 2003 by and among  Schering, Grantor, Alliance and Bracco International B.V.

“Lien” shall mean any lien, mortgage, security interest, chattel mortgage, pledge or other encumbrance (statutory or otherwise) of any kind securing satisfaction or performance of an obligation, including any agreement to give any of the foregoing, any conditional sales or other title retention agreement, any lease in the nature thereof, and the filing of or the agreement to give any financing statement under the Code of any jurisdiction or similar evidence of any encumbrance, whether within or outside the United States.

“Marketing Agreement” shall mean the Marketing Services Agreement, dated March 7, 2003 between Alliance and Gerbig, Snell/Weisheimer Advertising, LLC (“GSW”), as amended and assigned to and assumed by, the Grantor pursuant to the terms and conditions of the Amendment and Assumption Agreement, dated of June 2003 (the “GSW Agreement”) by and among GSW, Grantor and Alliance.  The capitalized terms “Advertising Plans”, “Financing Transaction” and “Payment Shares” used herein shall have the respective meanings given such terms in the GSW Agreement.

“Obligations” shall mean:

1.                                       all obligations and liabilities to the Secured Parties, whether now existing or hereafter arising, under the Going Forward Agreement (including, without limitation, the payment obligations under Section 2(b)(i) of the Going Forward Agreement and pursuant to the Put Right (as defined in the Going Forward Agreement)), this Security Agreement, the Patent and Trademark Security Agreement, the Notes and/or any document or agreement related to any of the foregoing and the due performance and compliance with the terms of the Going Forward Agreement, this Security Agreement, the Patent and Trademark Security Agreement, the Notes and/or any document or agreement related to any of the foregoing;

2.                                       any and all sums advanced by the Secured Parties in order to preserve the Collateral or to preserve the Secured Parties’ security interest in the Collateral; and

3.                                       in the event of any proceeding for the collection or enforcement of any obligations or liabilities of the Grantor referred to in the immediately preceding clauses (1) through (2) in accordance with the terms of the Going Forward Agreement, this Security Agreement, the Patent and Trademark Security Agreement, the Notes and/or any document or agreement related to the foregoing, the expenses of re-taking, holding, preparing for sale, selling or otherwise disposing of or realizing on the Collateral, or of any other exercise by the Secured Parties of their rights hereunder, together with reasonable attorneys’ fees and court costs.

“Patent and Trademark Security Agreement” shall mean that certain Patent and Trademark Security Agreement dated as of the date hereof between the Grantor and the Secured Parties.

“Proceeds” shall have the meaning assigned to such term under the Code.

“Product” means Imagent® a sterile, non-pyrogenic white powder with a diluted perflexane headspace that, after reconstitution into a suspension of microspheres, is used for contrast enhancement during the indicated ultrasound imaging procedures and is indicated for use in patients with suboptimal echocardiograms to opacify the left ventricular chamber and to improve the delineation of the left ventricular endocardial border.

“Proprietary Information” means information generally unavailable to the public that has been created, discovered, developed or otherwise become known to the Grantor or in which property rights have been assigned or otherwise conveyed to the Grantor, which information has economic value or potential economic value to the marketing, sale and distribution of the Product.  Proprietary Information shall include, but not be limited to, trade secrets, processes, formulas, writings data, know-how, negative know-how, improvements, discoveries, developments, designs, inventions, techniques, technical data, customer and supplier lists, financial information, business plans or projections and modifications or enhancements to any of the above.  Proprietary Information shall include all information existing on the date hereof and all information developed or acquired hereafter.

“Security Agreement” means this Security Agreement, as amended, supplemented or otherwise modified from time to time.

“Territory” shall mean the United States of America, its territories and possessions.

“Vendor Agreement” means the Vendor Agreement, dated February 28, 2002, between RedKey, Inc., an Ohio corporation doing business as Cardinal Health Sales and Marketing Services, and the Grantor, as amended in accordance with the terms of this Security Agreement.

2.                                       Grant of Security Interest.  As collateral security for the prompt and complete payment and performance when due of the Obligations, the Grantor hereby grants to the Secured Parties a continuing first priority security interest in all of the Grantor’s right, title and interest in and to the following property now owned or at any time hereafter acquired by the Grantor or in which the Grantor now has or at any time in the future may acquire right, title or interest (collectively, the “Collateral”):

(i)                                     the Vendor Agreement, to the extent and only to the extent that the Vendor Agreement authorizes the marketing and sale of the Product in the Territory;

(ii)                                  the License Agreement;

(iii)                               the Lease;

(iv)                              the Marketing Agreement, subject to the provisions of Section 6 of the GSW Agreement which provide for the continuing ownership of GSW in the Advertising Plans unless and until the Financing Transaction has been successfully completed and the Payment Shares have been issued (the “GSW Ownership Rights”);

(v)                                 all Proprietary Information, whether existing on the date hereof or developed or acquired hereafter;

(vi)                              contracts, Documents and General Intangibles developed or acquired by the Grantor, whether now existing or hereafter arising, to the extent and only to the extent related to the use, sale, manufacture, marketing or distribution of the Product and all amendments, modifications and supplements thereto;

(vii)                           the manufacturing facility described on Schedule I hereto and all of the equipment located therein used in connection with the manufacture and distribution of the Product; provided that in the event that Grantor, in the ordinary course of its business, leases or obtains purchase money financing from non-affiliated third parties for any new equipment that constitutes Collateral, the Secured Parties agree that the lessor or equipment financier shall have a first priority security interest in such new equipment and the Secured Parties shall have a second priority security interest in such equipment (and shall execute such documents necessary to effect such subordination, including UCC-3 filings) on the condition that the lessor or equipment financier collaterally assigns any such equipment or equipment lease to the Secured Parties on terms and conditions reasonably satisfactory to the Secured Parties;

(viii)                        the approved new drug application NDA #21-191 for the Product, and all amendments, modifications and supplements thereto;

(ix)                                all books, records, ledgercards, files, correspondence, computer programs, tapes, disks and related data processing software (owned by the Grantor or in which it has an interest) which at any time evidence or contain information relating to any or all of (i), (ii), (iii), (iv), (v), (vi), (vii) and (viii) above or are otherwise necessary or helpful in the collection thereof or realization thereupon;

(x)                                   documents of title, policies and certificates of insurance, securities, Chattel Paper, other documents or instruments evidencing or pertaining to any or all of (i), (ii), (iii), (iv), (v), (vi), (vii) and (viii) above;

(xi)                                all Supporting Obligations (as defined in the Code) and guaranties, including letters of credit and guarantees issued in support of Accounts and Chattel Paper, General Intangibles and Investment Property (as defined in the Code), Liens on real or personal property, leases, and other agreements and property which in any way secure or relate to any or all of (i), (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix)  and (x) above, or are acquired for the purpose of securing and enforcing any item thereof;

(xii)                             (A) all cash held as cash collateral to the extent not otherwise constituting Collateral, all other cash or property at any time on deposit with or held by the

Secured Parties for the account of the Grantor (whether for safekeeping, custody, pledge, transmission or otherwise), (B) all Payment Intangibles (as defined in the Code), (C) all letter of credit obligations, (D) all investments and reinvestments (however evidenced) of amounts from time to time credited to such accounts, and (E) all interest, dividends, distributions and other proceeds payable on or with respect to (1) such investments and reinvestments and (2) such accounts, and (3) all Investment Property; and

(xiii)                          all products and proceeds of (i), (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix), (x), (xi) and (xii) above (including, but not limited to, all claims to items referred to in  (i), (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix), (x), (xi) and (xii) above) and all claims of the Grantor against third parties for (a) loss of, damage to, or destruction of, and payments due or to become due under leases, rentals and hires of any or all of, (i), (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix), (x), (xi) and (xii) above and (b) proceeds payable under, or unearned premiums with respect to policies of insurance in whatever form; and

(xiv)                         all inventory, equipment (including without limitation equipment located at the manufacturing facility described on Schedule I), accounts, Chattel Paper, letter of credit rights, Instruments, commercial tort claims, and investment property  to the extent it is related to the Product or necessary for the manufacture and sale of the Product; provided that in the event that Grantor, in the ordinary course of its business, leases or obtains purchase money financing from non-affiliated third parties for any new equipment that constitutes Collateral, the Secured Parties agree that the lessor or equipment financier shall have a first priority security interest in such new equipment and the Secured Parties shall have a second priority security interest in such equipment (and shall execute such documents necessary to effect such subordination, including UCC-3 filings) on the condition that the lessor or equipment financier collaterally assigns any such equipment or equipment lease to the Secured Parties on terms and conditions reasonably satisfactory to the Secured Parties;.

3.                                       Rights of the Secured Parties; Limitations on the Secured Parties’ Obligations.

(a)                                  Grantor Remains Liable under Accounts and Contracts.  Anything herein to the contrary notwithstanding, the Grantor shall remain liable under each of the Accounts and contracts that constitute part of the Collateral to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise to each such Account and in accordance with and pursuant to the terms and provisions of each such contract.  The Secured Parties shall not have any obligation or liability under any Account that constitutes part of the Collateral (or any agreement giving rise thereto) or under any contract that constitutes part of the Collateral by reason of or arising out of this Security Agreement or the receipt by the Secured Parties of any payment relating to such Account or contract pursuant hereto, nor shall the Secured Parties be obligated in any manner to perform any of the obligations of the Grantor under or pursuant to any such Account (or any agreement giving rise thereto) or under or pursuant to any such contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party under any such Account (or any agreement giving rise thereto) or under any such contract, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

(b)                                 Verification and Analysis of Accounts.  If an Event of Default has occurred and is continuing, the Secured Parties shall have the right to communicate with account debtors on the Accounts that constitute part of the Collateral and parties to the contracts that constitute part of the Collateral to verify with them to its satisfaction the existence, amount and terms of any such Accounts or contracts and to make test verifications of such Accounts in any manner and through any medium that it reasonably considers advisable, and the Grantor shall furnish all such assistance and information as the Secured Parties may require in connection therewith.  At any time and from time to time, but not more than twice within any 180-day period, upon the Secured Parties’ reasonable request and at the expense of the Grantor, the Grantor shall cause independent public accountants or others satisfactory to the Secured Parties to furnish to the Secured Parties reports showing reconciliations, aging and test verifications of, and trial balances for, such Accounts.

4.                                       Representations and Warranties.  The Grantor hereby represents and warrants that:

(a)                                  Title; No Other Liens.  Except for the Lien granted to the Secured Parties pursuant to this Security Agreement, the Lien granted to the Secured Parties pursuant to the terms of the Patent and Trademark Security Agreement and the GSW Ownership Rights, the Grantor owns each item of the Collateral free and clear of any and all Liens or claims of others.  No security agreement, financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as may have been filed in favor of the Secured Parties pursuant to this Security Agreement and the Patent and Trademark Security Agreement.

(b)                                 Perfected First Priority Liens.  The Liens granted pursuant to this Security Agreement will constitute upon the completion of all the filings or notices listed in Schedule II hereto, perfected Liens on all Collateral, which are prior to all other Liens on such Collateral and which are enforceable as such against all creditors of the Grantor.

(c)                                  Accounts.  To the Grantor’s knowledge, no amount payable to the Grantor under or in connection with any Account that constitutes part of the Collateral is evidenced by any Instrument (other than checks in the ordinary course of business) or Chattel Paper which has not been delivered to the Secured Parties.  The place where the Grantor keeps its records concerning the Accounts that constitute part of the Collateral is set forth on Schedule III hereto.

(d)                                 Consents.  No consent (other than the consent of Equity Office Properties Trust, to be obtained after the consummation of the transaction contemplated by the Asset Purchase Agreement) of any party (other than the Grantor) to any contract that constitutes part of the Collateral is required, or purports to be required, in connection with the execution, delivery and performance of this Security Agreement.

(e)                                  Inventory.  The Inventory that constitutes part of the Collateral is, as of the date hereof, kept at the locations listed on Schedule IV hereto.

(f)                                    Chief Executive Office.  The Grantor’s chief executive office and chief place of business is located at 140 Union Square Drive, New Hope, PA 18938.

(g)                                 Power and Authority.  The Grantor has full power, authority and legal right to enter into this Security Agreement and to grant the Secured Parties the Lien on the Collateral pursuant to this Security Agreement.

(h)                                 Binding Obligation.  This Security Agreement has been duly executed and delivered by the Grantor and constitutes a legal, valid and binding obligation of the Grantor enforceable in accordance with its terms, subject to bankruptcy, insolvency and other similar laws generally affecting or relating to the enforceability of creditors’ rights.

(i)                                     Non Violation.  The execution, delivery and performance of this Security Agreement will not violate any provision of any applicable law or regulation or of any order, judgment, writ, award or decree of any court, arbitrator or governmental authority, domestic or foreign, or of any securities issued by the Grantor, or of any mortgage, indenture, lease, contract or other agreement (upon receipt of the consent set forth in Section 4(d) above), instrument or undertaking to which the Grantor is a party or which purports to be binding upon the Grantor or upon any of its assets and will not result in the creation or imposition of any Lien on any of the assets of the Grantor except as contemplated by this Security Agreement and the Patent and Trademark Security Agreement.

(j)                                     Consents.  To Grantor’s knowledge, no consent, filing, approval, registration, recording, or other action is required (x) for the grant by the Grantor of the Lien on the Collateral pursuant to this Security Agreement or for the execution, delivery or performance of this Security Agreement by the Grantor, or (y) to perfect the Lien purported to be created by this Security Agreement, in each case except as set forth in Section 4(d) above.

(k)                                  Validity of Collateral.  To the knowledge of the Grantor, all of the Collateral is subsisting and is valid, with the exception of the Vendor Agreement which has not yet been assigned to the Grantor.  Promptly upon assignment of the Vendor Agreement to the Grantor, but in any event within five (5) days thereafter, Grantor will provide a collateral assignment, in substantially the form previously provided by Vendor to the Secured Parties, of such Vendor Agreement to the Secured Parties.

(l)                                     Organization.  The Grantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and duly qualified and in good standing in every other state or jurisdiction in which the nature of the Grantor’s business or the ownership of its assets requires such qualification except where the failure to so qualify would not have a material adverse effect on the Grantor or the Collateral.

5.                                       FDA Representations, Warranties and Covenants.

(a)                                  Compliance with FDC Act.  The Grantor represents and warrants that, with respect to the Product, Grantor has, and to Grantor’s knowledge based on its due diligence investigation in connection with the Asset Purchase Agreement, Alliance has at all times prior to the date hereof complied with and, so long as any Obligations are outstanding, will continue to comply with all provisions of the Federal Food, Drug, and Cosmetic Act and its implementing regulations, and all other federal and state regulatory requirements, governing the manufacturing, holding, processing, sale, and marketing of the Product, including, but not limited to:

(i)                                     the terms and specifications set forth in the approved new drug application NDA #21-191 (the “NDA”) for the Product, and any supplements and amendments relating thereto;

(ii)                                  postapproval commitments and/or requirements outlined in the Food and Drug Administration’s (the “FDA”) NDA approval letters for the Product, copies of which are attached hereto as Exhibit A;

(iii)                               FDA’s good manufacturing practices regulations that apply to drugs;

(iv)                              adverse event reporting;

(v)                                 establishment registration and drug listing;

(vi)                              submission of all required NDA supplements for changes to the terms and specifications set forth in the NDA;

(vii)                           promotional requirements and restrictions, including but not limited to applicable advertising laws and requirements;

(viii)                        label and labeling requirements; and

(ix)                                not making any misrepresentation of fact to the FDA with regard to the NDA and/or the Product.

(b)                                 Transfer of Documentation.  Within 5 days following written notice by the Secured Parties, the Grantor shall provide the Secured Parties with a copy of all documentation necessary for the Grantor and/or the Secured Parties to be in and remain in full compliance with the NDA, pursuant to section 314.72 of Title 21 of the Code of Federal Regulations, including, but not limited to: the NDA and any amendments and supplements thereto; all correspondence concerning the NDA between the FDA and Grantor whether written before or after the NDA was approved; all contracts with suppliers of ingredients and raw materials for the  Product; all batch records regarding the Product; all validation studies; all stability reports; all standard operating procedures; all postmarket surveillance files, including adverse event reports; and postmarket studies.  At that same time, Grantor shall also provide the Secured Parties with a copy of the following additional documentation:

(i)                                     a list of the names, addresses, and job descriptions of all employees involved in the manufacturing, sale and distribution of the Product;

(ii)                                  a list of the names, addresses and job descriptions of all employees involved in purchasing ingredients or raw materials for the Product;

(iii)                               a list of the names, addresses and job descriptions of all employees involved in quality control and quality assurance for the Product;

(iv)                              all employment and consulting agreements for any person or entity involved in the manufacturing, sale and/or distribution of the Product;

(v)                                 all audit and consulting reports done by any person or entity concerning Grantor’s compliance with, or potential failure to comply with, obligations relating to the Federal Food, Drug, and Cosmetic Act and/or all other applicable federal and state regulatory requirements; and

(vi)                              a list of the names and addresses of all customers for, and suppliers of, the Product or any of its ingredients.

(c)                                  Recalls etc.  The Grantor agrees to handle the administration of, and be responsible for all costs and expenses relating to, all court actions, claims, governmental investigations or inquiries, recalls, stock recoveries or market withdrawals of the Product, including but not limited  to, making all necessary and appropriate contacts with federal and state authorities, notifications to third parties, and Product disposition.  The Grantor shall indemnify and hold the Secured Parties harmless from all claims, actions, losses, liabilities, damages and expenses arising from such matters, regardless of whether such claims, actions, losses, liabilities, damages and expenses relate to the period prior to or after the occurrence of an Event of Default.

(d)                                 Withdrawal of Product.  Grantor represents that there exists no set of facts which could furnish a basis for the withdrawal, suspension or termination of the NDA or any threatened or potential request for the recall or cessation of sales of the Product covered by that NDA by the FDA or any other governmental authority.

6.                                       Covenants.

(a)                                  The Grantor covenants and agrees with the Secured Parties that from and after the date of this Security Agreement until the payment or performance in full by the Grantor of all of its Obligations:

(i)                                     Further Documentation; Pledge of Instruments and Chattel Paper.  At any time and from time to time, upon the written request of the Secured Parties, and at the sole expense of the Grantor, the Grantor will promptly and duly execute and deliver such further instruments and documents and take such further action as the Secured Parties may reasonably request for the purpose of obtaining or preserving the full benefits of this Security Agreement and of the rights and powers herein granted, including, without limitation, (i) the filing of any financing or continuation statements under the Code in effect in any such jurisdiction with respect to the Liens created hereby.  The Grantor also hereby authorizes the Secured Parties to file any such financing or continuation statement without the signature of the Grantor to the extent permitted by applicable law.  A carbon, photographic or other reproduction of this Security Agreement shall be sufficient as a financing statement for filing in any jurisdiction.  If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument or Chattel Paper, such Instrument or Chattel Paper shall be immediately delivered to the Secured Parties, duly endorsed in a manner satisfactory to the Secured Parties, to be held as Collateral pursuant to this Security Agreement.

(ii)                                  Indemnification.  The Grantor agrees to pay, and to save the Secured Parties harmless from, any and all liabilities, costs and expenses (including, without limitation, legal fees and expenses) (i) with respect to, or resulting from, any delay in paying, any and all excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral, (ii) with respect to, or resulting from, any delay by the Grantor in complying with any law or regulation applicable to any of the Collateral, (iii) in connection with any action taken by the Secured Parties in exercising its rights under this Security Agreement, other than actions involving any Secured Party’s gross negligence, bad faith or violation of law, and (iv) in connection with the preparation and enforcement of this Security Agreement and the related documents.  In any suit, proceeding or action brought by the Secured Parties under any Account or contract that constitutes part of the Collateral for any sum owing thereunder, or to enforce any provisions of any such Account or contract, the Grantor will save, indemnify and keep the Secured Parties harmless from and against all expense, loss or damage suffered by reason of any defense, setoff, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by the Grantor of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from the Grantor.

(iii)                               Maintenance of Records.  The Grantor will keep and maintain at its own cost and expense satisfactory and complete records of the Collateral, including, without limitation, a record of all payments received and all credits granted with respect to the Accounts that constitute part of the Collateral.  The Grantor hereby grants to the Secured Parties access to all of the Grantor’s books and records pertaining to the Collateral, and the Grantor shall turn over any such books and records for inspection at the office of the Grantor to the Secured Parties or to their representatives during normal business hours at the request of the Secured Parties.

(iv)                              Limitation on Liens on Collateral.  The Grantor (x) will not create, incur or permit to exist, will defend, at its own expense, the Collateral against, and will take such other action as is necessary to remove, any Lien or claim on or to the Collateral, and (y) will defend the right, title and interest of the Secured Parties in and to any of the Collateral against the claims and demands of all persons whomsoever.

(v)                                 Limitations on Dispositions of Collateral.  The Grantor will not sell, transfer, lease or otherwise dispose of any of the Collateral, or attempt, offer or contract to do so except for sales of Inventory and the collection and use of cash proceeds in the ordinary course of its business without express, written agreement by the Secured Parties.

(vi)                              Limitations on Performance of Contracts and Agreements Giving Rise to Accounts.  The Grantor will not (i) fail to exercise promptly and diligently each and every material right or fail to perform each material obligation which it may have under each contract that constitutes part of the Collateral and each agreement giving rise to an Account that constitutes part of the Collateral (other than any right of termination) except where the Grantor determines in its reasonable business judgment that the failure to exercise such right or perform such obligation is in the best interest of the Grantor and consistent with the protection and preservation of the rights and interests of the Secured Parties in the Collateral or (ii) fail to deliver to the Secured Parties, upon request, a copy of each material demand, notice or document received by it relating in any way to any contract that constitutes part of the Collateral or any agreement giving rise to an Account that constitutes part of the Collateral.  The Grantor will not amend or modify the terms of, or waive any rights under, any contracts, including the Vendor Agreement, without the express written consent of Secured Parties.

(vii)                           Further Identification of Collateral.  The Grantor will furnish to the Secured Parties from time to time, upon the request of the Secured Parties, statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Secured Parties may reasonably request, all in reasonable detail.

(viii)                        Notices.  The Grantor will advise the Secured Parties promptly, in reasonable detail, at its address in accordance with Section 14, (i) of any Lien (other than Liens permitted hereunder) on, or claim asserted against, any of the Collateral and (ii) of the occurrence of any other event which could reasonably be expected to have a material adverse effect on the value of any material portion of the Collateral or on the Liens created hereunder.

(ix)                                Change of Name; Location of Collateral; Records; Place of Business.  The Grantor shall not make any change (a) in its name, (b) in the location of its chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office facility at which Collateral owned by it is located (including the establishment of any such new office or facility) from the locations set forth on Schedule I attached hereto, (c) in its identity or type of organization or corporate structure (d) in its Federal Taxpayer Identification Number or organizational identification number or (e) in its jurisdiction or organization unless (i) the Guarantor provides the Secured Parties at least 30 days prior written notice of such change and (ii) all filings have been made under the Code or otherwise that are required in order for the Secured Parties to continue at all times following such change to have a valid, legal and perfected first priority security interest in all the Collateral.

(x)                                   Subsidiaries.  This Security Agreement is entered into on behalf of and for the benefit of the Grantor and its subsidiaries and other entities controlled by the Grantor which have rights in the Collateral.  The security interest granted by the Grantor hereunder is intended to include all rights of the Grantor in and to the Collateral, including any rights of its subsidiaries and such other entities in and to such Collateral, and the Grantor will not permit such subsidiaries and entities to exercise any of their rights with respect to the Collateral.

(xi)                                Payment of Taxes and Other Claims.  The Grantor shall pay or discharge when due all taxes, assessments and governmental charges or levies imposed upon it unless same are not delinquent, provided, however, that the Grantor shall have the right to challenge in good faith by appropriate proceedings any disputed taxes, assessments or governmental charges or levies provided that the Grantor establishes appropriate reserves therefor in accordance with generally accepted accounting principles; and, provided, further, that notwithstanding any such contest, the Grantor shall pay such disputed taxes, assessments and governmental charges or levies if nonpayment would result in the imposition of any Lien on the Grantor’s assets or properties.

(xii)                             Indebtedness; Distributions; Investments; Consolidation and Merger; Subsidiaries; Nature of Business; Affiliate Transactions; Invoices.  The Grantor shall not (i) create, incur, assume or suffer to exist any indebtedness (exclusive of trade debt) whether secured or unsecured other than the Grantor’s indebtedness to the Secured Parties and any indebtedness now or hereafter existing to Oxford Bioscience Partners IV, L.P. and MRNA Fund II, L.P. or their respective affiliates; provided, that, any security interest in such existing or hereafter existing indebtedness to Oxford Bioscience Partners IV, L.P. and MRNA Fund II, L.P. or their respective affiliates is expressly made junior in priority to the Secured Parties’ interest in the Collateral; (ii) declare, pay or make any dividend or distribution on any shares of the common stock or preferred stock of the Grantor or apply any of its funds, property or assets to the purchase, redemption or other retirement of any common or preferred stock of the Grantor; (iii) directly or indirectly, prepay any indebtedness (other than to the Secured Parties), or repurchase, redeem, retire or otherwise acquire any indebtedness of the Grantor; (iv) make advances, loans or extensions of credit to any person; (v) become either directly or contingently liable upon the obligations of any person by assumption, endorsement or guaranty thereof or otherwise; (vi) enter into any merger, consolidation or other reorganization with or into any other person or acquire all or a portion of the assets or stock of any person or permit any other person to consolidate with or merge with it; (vii) form any Subsidiary or enter into any partnership, joint venture or similar arrangement; (viii) materially change the nature of the business in which it is presently engaged; (ix) enter into any transaction with any affiliate, except in ordinary course on arms-length terms; or (xi) bill accounts under any name except the present name of the Grantor.

(xiii)                          Maintain Operations and Manufacturing.  Following an Event of Default, the Grantor shall use commercially reasonable efforts to continue to maintain and operate the manufacturing facility described on Schedule I hereto and to manufacture and distribute the Product.  In the event that the Grantor for any reason is unable or unwilling to maintain and operate such manufacturing facility and manufacture and distribute the Product, the Secured Parties or their designee shall have the right to maintain and operate such manufacturing facility and use the Collateral in order to manufacture and distribute the Product, subject to the terms of the lease of the manufacturing facility and any applicable Food and Drug Administration requirements and the Grantor shall take all actions reasonably requested by the Secured Parties (including obtaining any required consents) in connection therewith.

(xiv)                         Use and Disposition of Collateral.  The Grantor shall (i) not dispose of any of the Collateral whether by sale, lease or otherwise except for (A) the sale of Inventory in the ordinary course of business, and (B) the disposition or transfer of obsolete and worn-out Equipment in the ordinary course of business and (ii) keep and maintain the Equipment in good operating condition, except for ordinary wear and tear, and shall make all necessary repairs and replacements thereof so that the value and operating efficiency shall at all times be maintained and preserved.

(xv)                            Risk of Loss; Insurance.  The Grantor shall bear the full risk of loss from any loss of any nature whatsoever with respect to the Collateral.  At it’s own cost and expense in amounts and with carriers acceptable to the Secured Parties, it shall (a) keep all its insurable properties and properties in which it has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to the Grantor’s including, without limitation, public and product liability insurance, worker’s compensation, insurance against larceny, embezzlement or other criminal misappropriation of insured’s officers and employees and business interruption insurance; (b)

furnish the Secured Parties with (i) copies of all policies and evidence of the maintenance of such policies at least 30 days before any expiration date, and (ii) appropriate loss payable endorsements in form and substance satisfactory to the Secured Parties, naming the Secured Parties as loss payees and providing that as to the Secured Parties the insurance coverage shall not be impaired or invalidated by any act or neglect of the Grantor and the insurer will provide the Secured Parties with at least 30 days notice prior to cancellation.  Upon the occurrence and continuation of any Event of Default:  the Grantor shall instruct the insurance carriers that in the event of any loss thereunder, the carriers shall make payment for such loss to the Secured Parties and not to the Grantor and the Secured Parties jointly; if any insurance losses are paid by check, draft or other instrument payable to the Grantor and the Secured Parties jointly, the Secured Parties may endorse the Grantor’s name thereon and do such other things as the Secured Parties may deem advisable to reduce the same to cash; the Secured Parties are hereby authorized to adjust and compromise claims; all loss recoveries received by the Secured Parties upon any such insurance shall be applied to the Obligations, in such order as the Secured Parties in their sole discretion shall determine.  In that event, any surplus shall be paid by the Secured Parties to the Grantor or applied as may be otherwise required by law, and any deficiency thereon shall be paid by the Grantor to the Secured Parties, on demand.

(xvi)                         Notice of Certain Events.  The Grantor shall promptly inform the Secured Parties in writing of: (a) the commencement of all proceedings and investigations by or before and/or the receipt of any notices from, any governmental or nongovernmental body and all actions and proceedings in any court or before any arbitrator against or in any way concerning any of the Grantor’s properties, assets or business, which might singly or in the aggregate, have a materially adverse effect on the Grantor; (b) any amendment of the Grantor’s certificate of incorporation or by-laws; (c) any change in the Grantor’s business, assets, liabilities, condition (financial or otherwise), results of operations or business prospects which has had or might have a materially adverse effect on the Grantor; (d) any Event of Default or Default; (e) any default or any event which with the passage of time or giving of notice or both would constitute a default under any agreement for the payment of money to which the Grantor is a party or by which the Grantor or any of the Grantor’s properties may be bound which would have a material adverse effect on the Grantor’s business, operations, property or condition (financial or otherwise) or the Collateral; (f) any change in the location of the Grantor’s executive offices; (g) any change in the location of the Grantor’s Inventory or Equipment from the locations listed on Schedule I attached hereto, (h) any material delay in the Grantor’s performance of any of its obligations to any Customer and of any assertion of any material claims, offsets or counterclaims by any Customer and of any allowances, credits and/or other monies granted by it to any Customer; (i) and furnish to the Secured Parties all material adverse information relating to the financial condition of any Customer; and (k) any material return of goods.

(xvii)                      Attorney-in-fact.  The Grantor hereby irrevocably appoints the Secured Parties or any other person whom the Secured Parties may designate as the Grantor’s attorney-in-fact, with full power and authority in place and stead of the Grantor and in the name of the Grantor or in its own name to take any of the following actions upon the occurrence and continuation of an Event of Default:  (i) endorse the Grantor’s name on any checks, notes, acceptances, money orders, drafts or other forms of payment or security that may come into the Secured Parties’ possession; (ii) sign the Grantor’s name on any invoice or bill of lading relating to any Accounts, drafts against customers, schedules and assignments of Accounts, notices of assignment, financing statements and other public records, verifications of account and notices to or from Customers; (iii) verify the validity, amount or any other matter relating to any Receivable by mail, telephone, telegraph or otherwise with Customers; (iv) execute customs declarations and such other documents as may be required to clear Inventory through United States Customs; (v) do all things necessary to carry out this Agreement and all other Loan Documents; (vi) continue any insurance existing pursuant to the terms of this Agreement and pay all or any part of the premium therefor and the cost thereof; and (vii) notify the post office authorities to change the address for delivery of the Grantor’s mail to an address designated by the Secured Parties, and to receive, open and dispose of all mail addressed to the Grantor.  The Grantor hereby ratifies and approves all acts of the attorney.  The powers conferred on the Secured Parties hereunder are solely to protect their interests in the Collateral and shall not impose any duty upon them to exercise any such powers.  Neither the Secured Parties nor the attorney will be liable for any acts or omissions.  This power, being coupled with an interest, is irrevocable so long as an account which is assigned to the Secured Parties or in which the Secured Parties have a security interest remains unpaid and until the Obligations have been fully satisfied.

(b)                                 Consent to License Agreement.  The Secured Parties covenant and agree with the Grantor that in the event that the Secured Parties exercise their rights hereunder and the Collateral is sold to a third party, the Secured Parties shall use commercially reasonable efforts to (i) ensure that such third party purchaser of any of the Collateral licensed under the License Agreement agrees to be bound by the terms and conditions thereof, until the expiration or termination thereof, and (ii) ensure that such third-party purchaser shall agree to use commercially reasonable efforts to ensure that all subsequent transferees of any of the Collateral licensed under the License Agreement shall agree to be bound by the terms and conditions of the License Agreement, until the expiration or termination thereof.

(c)                                  Food and Drug Administration.  The Grantor shall comply in all material respects with all Food and Drug Administration requirements necessary for the Secured Parties to exercise their rights hereunder and to realize on the Collateral.

(d)                                 Collateral Assignment of the Lease.  Within five (5) business days following the Closing Date, the Grantor shall deliver to the Secured Parties the consent of the Equity Office Properties Trust to the grant of the Security Interest and a valid collateral assignment of the Lease in favor of the Secured Parties, which collateral assignment of the Lease shall be in recordable form, to the Secured Parties’ satisfaction, necessary to give the Secured Parties a duly perfected first priority assignment of the Lease.

(e)                                  Exclusive Licenses.  The Grantor shall not grant an exclusive license to a third party to manufacture, use, sell or develop the Product or enter into any exclusive license arrangement with a third party providing for the manufacture, use, sale or development of the Product without the consent of the Secured Parties, which consent shall not be unreasonably withheld.

7.                                       Performance by Secured Parties of Grantor’s Obligations.  If the Grantor fails to perform or comply with any of its agreements contained herein and the Secured Parties, as provided for by the terms of this Security Agreement and following reasonable written notice to the Grantor, shall itself perform or comply, or otherwise cause performance or compliance, with such agreements, the expenses of the Secured Parties incurred in connection with such performance or compliance shall be payable by the Grantor to the Secured Parties on demand and shall constitute Obligations secured hereby.

8.                                       Remedies.  If an Event of Default (i) has occurred and has continued for a period of 30 consecutive days without cure by the Grantor with respect to items 1, 2, 3, and 4 set forth in the definition of Event of Default (expect, with respect to paragraph 4(k) and 6(d) above, such period shall be reduced to five (5) consecutive days), or (ii) has occurred and is continuing with respect to all other items in the definition of Event of Default, the Secured Parties may exercise, in addition to all other rights and remedies granted to it in this Security Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the Code.  Without limiting the generality of the foregoing, the Secured Parties, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below or expressly provided for) to or upon the Grantor or any other person (all and each of which demands, defenses, advertisements and notices are, to the extent permitted by applicable law, hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, license, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), at public or private sale or sales, at any exchange, broker’s board or office of the Secured Parties or elsewhere upon such terms and conditions as they may deem advisable and at such prices as they may deem best, for cash or on credit or for future delivery without assumption of any credit risk.  The Secured Parties shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in the Grantor, which right or equity is hereby waived, to the extent permitted by applicable law, or released.

The Grantor further agrees that, if an Event of Default has occurred and is continuing, at the Secured Parties’ request, to assemble the Collateral and make it available to the Secured Parties at places which the Secured Parties shall reasonably select, whether at the Grantor’s premises or elsewhere.  The Secured Parties shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred therein or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in such order as the Secured Parties may elect, and only after such application and after the payment by the Secured Parties of any other amount required by any provision of law, must the Secured Parties account for the surplus, if any, to the Grantor.  To the extent permitted by applicable law, the Grantor waives all claims, damages and demands it may acquire against the Secured Parties arising out of the exercise by it of any rights hereunder, provided, that nothing contained in this Section shall relieve the Secured Parties from liability arising solely from its gross negligence or willful misconduct.  If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.  The Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Obligations and the fees and disbursements of any attorneys employed by the Secured Parties to collect such deficiency.

For the purpose of enabling the Secured Parties to exercise rights and remedies under this Section 8 at such time as the Secured Parties shall be lawfully entitled to exercise such rights and remedies, the Grantor hereby grants to the Secured Parties an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to the Grantor) to use, license or sublicense any of the Collateral consisting of Intellectual Property now owned or hereafter acquired by the Grantor or as to which the Grantor has the right to use, and wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof.  The use of such license by the Secured Parties shall be exercised, at the option of the Secured Parties, upon the occurrence and during the continuation of an Event of Default; provided that any license, sublicense or other transaction entered into by the Secured Parties in accordance herewith shall be binding upon the Grantor notwithstanding any subsequent cure of an Event of Default.

9.                                       Severability.  Any provision of this Security Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.                                 Paragraph Headings.  The paragraph headings used in this Security Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

11.                                 Cumulative Remedies.  The rights and remedies provided herein and in the Going Forward Agreement may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law or in equity or by statute.

12.                                 Waivers and Amendments; Successors and Assigns.  None of the terms or provisions of this Security Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the party to be charged with enforcement.  This Security Agreement shall be binding upon the successors and permitted assigns of the Grantor and shall inure to the benefit of the Secured Parties and their successors and assigns.  The Grantor may not assign its rights or obligations under this Security Agreement without the prior written consent of the Secured Parties.

13.                                 Termination of Security Interest; Release of Collateral.

(a)                                  Upon the payment and performance in full by the Grantor of its Obligations, the security interest granted in the Collateral pursuant to this Agreement (the “Security Interest”) shall terminate and all rights to the Collateral shall revert to the Grantor.

(b)                                 Upon any such termination of the Security Interest, the Secured Parties will, at the expense of the Grantor, execute and deliver to the Grantor such documents and take such other actions as the Grantor shall reasonably request to evidence the termination of the Security Interest and deliver to the Grantor all Collateral so released then in its possession.

14.                                 Notices.  Any notices required or permitted to be given under the terms of this Security Agreement shall be in writing and shall be sent by mail, personal delivery, telephone line facsimile transmission or courier and shall be effective 5 days after being placed in the mail, if mailed, or upon receipt, if delivered personally, by telephone line facsimile transmission or by courier, in each case addressed to a party at such party’s address (or telephone line facsimile transmission number) shown below or such other address (or telephone line facsimile transmission number) as a party shall have provided by notice to the other party in accordance with this provision.  In the case of any notice to the Grantor, such notice shall be addressed to the Grantor 140 Union Square Drive, New Hope, PA 18938, Attention: Chief Financial Officer (telephone line facsimile number (215) 862-7139), and a copy shall also be given to: Epstein, Becker and Green, P.C., 111 Huntington Avenue, Boston, MA 02199 Attention: Susan E. Pravda, Esq. (telephone line facsimile transmission number (617) 342-4001), and in the case of any notice to the Secured Parties, such notice shall be addressed to the Secured Parties at Xmark Fund, L.P. and Xmark Fund, Ltd., 152 West 57th Street, 21st Floor, New York, New York 10019, Attention: Mitchell D. Kaye (telephone line facsimile transmission number (212) 247-1329), and a copy shall be given to: Lowenstein Sandler PC, 65 Livingston Avenue, Roseland, New Jersey 07068 Attention: John D. Hogoboom, Esq. (telephone line facsimile transmission number (973) 597-2383).

15.                                 Integration.  This Security Agreement represents the agreement of the Grantor and the Secured Parties with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Secured Parties relative to subject matter hereof not expressly set forth or referred to herein.

16.                                 Governing Law.  This Security Agreement and the rights and obligations of the Grantor hereunder shall be governed by, and construed and interpreted in accordance with, the law of the State of New York, except to the extent that under the New York Uniform Commercial Code the laws of another jurisdiction govern matters of perfection and the effect of perfection or non-perfection of any security interest granted hereunder.

17.                                 Counterparts.  This Security Agreement may be executed in counterparts and by the parties hereto on separate counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.  A telephone line facsimile transmission of this Security Agreement bearing a signature on behalf of a party hereto shall be legal and binding on such party.

18.                                 Waiver of Jury Trial.  To the extent permitted by applicable law, each of the Grantor and the Secured Parties waives any right to have a jury participate in resolving any dispute, whether sounding in contract, tort, or otherwise between the parties hereto arising out of, connected with, related to, or incidental to the relationship between any of them in connection with this Security Agreement or the transactions contemplated hereby.  Instead, any such dispute resolved in court will be resolved in a bench trial without a jury, submitted to jurisdiction in the Southern District of New York and New York State Courts located in the County of New York.

IN WITNESS WHEREOF, the Grantor has caused this Security Agreement to be duly executed and delivered as of the date first above written.

PHOTOGEN TECHNOLOGIES, INC.

		By:	/s/ Brooks Boveroux
Name: Brooks Boveroux
Title: Chief Financial Officer

ACKNOWLEDGED AND AGREED:

XMARK FUND, L.P.

By:	/s/ Mitchell D. Kaye
Name: Mitchell D. Kaye
Title: Chief Investment Officer

ACKNOWLEDGED AND AGREED:

XMARK FUND, LTD.

By:	/s/ Mitchell D. Kaye
Name: Mitchell D. Kaye
Title: Chief Investment Officer